Exhibit 99.1

PanAmSat Declares First Quarter 2006 Dividend

WILTON, Conn., March 17, 2006 — PanAmSat Holding Corporation today announced that its board of directors declared a quarterly dividend for the period from January 1, 2006 to March 31, 2006, in the amount of $0.42625 per share, payable on or about April 13, 2006, to stockholders of record as of March 31, 2006. This is a 10 percent increase over the prior quarterly cash dividend of $0.3875 per share paid on January 17, 2006.

PanAmSat intends to pay regular quarterly dividends pursuant to its dividend policy. However, all subsequent dividends will be declared by the PanAmSat board of directors at its discretion.

About PanAmSat

Through its fleet of 23 satellites, PanAmSat (NYSE: PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, the Company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s web site at http://www.panamsat.com.